Independent Auditors' Consent




Board of Directors
Eye Diagnostics and Surgery, P.A.
d/b/a Northern New Jersey Eye Institute and Cataract Hotline, Inc.:


We consent to inclusion of our report dated July 17, 1996, with respect to the combined balance sheets of Eye Diagnostics and Surgery, P.A. d/b/a Northern New Jersey Eye Institute and Cataract Hotline, Inc. as of December 31, 1995 and the related combined statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1995, which report appears in the Form 8-K/A of LaserSight Incorporated dated September 16, 1996.




/s/ KPMG Peat Marwick, LLP
- --------------------------
St. Louis, Missouri
September 16, 1996